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                                                                    Exhibit 99.1

                             FOR IMMEDIATE RELEASE

           BOSTON LIFE SCIENCES TO DEVELOP ANTI-CANCER FUSION TOXINS
                        OBTAINED FROM HEBREW UNIVERSITY

Boston, Mass.--June 28--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced a program to develop, under an exclusive wordwide license, a broad-based technology covering fusion toxins for the treatment of a wide variety of solid tumors, as well as Multiple Sclerosis (MS) and allergies. The technology was invented by scientists at Hadassah Medical School of the Hebrew University in Jerusalem.

These novel genetically-engineered fusion toxins consist of a targeting molecule linked at the genetic level to a cell-killing toxin. In the case of cancer, the targeting molecule binds to its receptor on the cancer cell, the fusion toxin is then internalized, and the toxin destroys the cell.

"The efficacy of fusion toxins is well established in clinical use and there are already approved products on the market utilizing this general approach," said Marc E. Lanser, MD, Chief Scientific Officer of BLSI. "Furthermore, as reported in the Journal of Biological Chemistry and in Medical Oncolgy, the pre-clincal data generated by these particular fusion toxins acquired by Boston Life Sciences is especially promising. These novel toxins make use of recently discovered receptors and employ specifically engineered targeting ligands. For cancer, the receptor involved in our approach is present only on adenocarcinomas (glandular concerns of the breast, colon and prostate), but is absent on normal tissues and benign tumors. Such specificity is very attractive in that any potential toxicity problems may prove significantly more manageable.

We feel that this approach fits well with our anti-angiogenic treatment of solid tumors with Troponin I. We hope to develop this new molecule for the treatment of colon and other adenocarcinomas. In addition, unique receptors have been utilized to develop analogous molecules for the treatment of MS and allergies. We are excited by the outstanding scientific accomplishment of our collaborating scientists at Hebrew University, and we look forward to working with them to develop these potentially promising therapies," added Dr. Lanser.

About Boston Life Sciences, Inc.
BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. In addition to the above and Troponin I, products awaiting FDA review, in clinical trials or in preclinical development by BLSI include Therafectin(R) for the treatment of Rheumatoid Arthritis; AF-1 for the potential treatment of stroke and spinal cord injury; Altropane/TM/, a rodioimaging agent for the diagnosis of Parkinson's Disease; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

The foregoing contains forward-looking statements with regard to product development expectations, timelines and regulatory filings, which may not be realized due to the uncertainties inherent in the research and development process.

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